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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                 _____________

                                    FORM 8-K
                                 _____________

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): July 31, 2000



                                ICON SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)



          Nevada                               0-21899                              87-0565018
(State or other jurisdiction           (Commission File Number)          (IRS Employer Identification No.)
    of incorporation)



                                 1379 High Road
                           5th Floor, Northway House
                            London, England N.209LS
                                 United Kingdom
          (Address of Principal Executive Offices, including Zip Code)

                                +(0208) 343-5425
              (Registrant's telephone number, including area code)


                       4825 North O'Connor, Suite 134-136
                              Irving, Texas 75062
         (Former Name or Former Address, if Changed Since Last Report)

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Item 1.  Change in Control of Registrant.


         On October 15, 1999, Icon Systems, Inc. (the "Registrant") and Baleine Investment Holdings, Limited, a British Virgin Island corporation ("Baleine") entered into a Note Purchase Agreement (the "Note Purchase Agreement") with Credit Suisse First Boston (Hong Kong) Ltd. ("CSFB"), which provides for Baleine's purchase from CSFB, and CSFB's sale to Baleine, of promissory notes of PT Polysindo Eka Perkasa Tbk., in the principal amount of $189,297,780 (the "Notes"), in exchange for $5,400,000 in cash and secured promissory notes issued by Baleine to CSFB in the principal amount of $57,068,000. Pursuant to the Note Purchase Agreement, Icon agreed, and agreed to cause its subsidiaries, to comply with certain affirmative covenants (including maintaining adequate business insurance and maintaining its properties in good repair) and certain negative covenants (including not (i) entering into transactions with its affiliates, (ii) merging or consolidating with another entity or conveying or leasing substantially all of its assets to another person or entity, (iii) selling any asset outside the ordinary course of its business, (iv) redeeming any of its securities or, except in limited circumstances, paying any dividend or any other distribution, (v) repaying any indebtedness, (vi) making any equity investments,
(vii) incurring any additional indebtedness or creating or permitting any liens on its assets other than indebtedness or liens arising in the ordinary course of business, (viii) issuing any of its capital stock other than in specified instances or (ix) entering into an agreement that would restrict any of its subsidiaries from paying a dividend to the Registrant. In addition, the Registrant and Baleine agreed to provide CSFB certain financial and business information concerning the Registrant. In exchange for Icon's agreement to comply with these covenants, Baleine has agreed to pay Icon ten percent of any profits, if any, Baleine realizes on any subsequent sale, if any, of the Notes.

   In connection with the Note Purchase Agreement, Baleine pledged 6,250,000 shares of Registrant's common stock (the "Icon Stock") pursuant to a Pledge Agreement dated as of October 15, 1999. This constituted approximately 60% of Registrant's outstanding common stock.

   On July 31, 2000, after Baleine's default under the Note Purchase Agreement, CSFB acquired the Icon Stock in a strict foreclosure proceeding pursuant to ss.
9.505 of the New York Uniform Commercial Code, in which CSFB elected to retain all of the collateral described in the Pledge Agreement. As a result of CSFB's acquisition of the Icon Stock, on July 31, 2000, CSFB filed a Form 13D on which it claimed beneficial ownership of the Icon Stock, which represented approximately 60% of the shares of common stock outstanding (based upon 10,416,667 shares of common stock outstanding).

   On October 3, 2000 CSFB entered into a Sale and Purchase Agreement with Pegasus Assets Limited, a British Virgin Islands Company ("Pegasus"), pursuant to which Pegasus will pay a total of approximately $38 million to CSFB in exchange for the Icon Stock. Pegasus obtained the funds for the purchase of the Icon Stock from an affiliated company. Pegasus has already paid to CSFB approximately $30 million of the total amount due under
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the Sale and Purchase Agreement for the Icon Stock, with the remaining $8 million due and payable as of March 31, 2001.

   Although CSFB will retain the Icon Stock until the balance due under the Sale and Purchase Agreement has been paid, CSFB has agreed that, unless an event of default shall have occurred under the Sale and Purchase Agreement, it will vote and give consents, ratifications and waivers and take all other action with respect to the Icon Stock in accordance with the instructions of Pegasus as if Pegasus was the absolute and sole owner of the Icon Stock, unless such actions would have the purpose or effect of materially adversely affecting CSFB or the value of the Icon Stock, as determined by CSFB in its sole discretion. CSFB also agreed in the Sale and Purchase Agreement to apply any and all dividends, interest and other payments and distributions made upon or with respect to the Icon Stock against the purchase price for the securities.

   As a result of the Sale and Purchase Agreement, Pegasus, along with CSFB, may be deemed to beneficially own and have shared voting power and shared dispositive power over the Icon Stock.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

   The following exhibits are filed herewith:

   Exhibit No.    Description
   ----------     -----------


      10.1        Note Purchase Agreement among Credit Suisse First Boston (Hong
                  Kong) Ltd., Baleine Investment Holdings, Limited and Icon Systems, Inc., dated October 15, 1999. (Incorporated by reference to Exhibit 1 to the Schedule 13D filed by Credit Suisse First Boston (Hong Kong) Ltd. with the Commission on August 11, 2000.)

      10.2 Pledge Agreement, dated as of October 15, 1999, between Baleine and Credit Suisse First Boston (Hong Kong) Ltd., as collateral agent. (Incorporated by reference to Exhibit 2 to the Schedule 13D filed by Credit Suisse First Boston (Hong
                  Kong) Ltd. with the Commission on August 11, 2000.)

      99.1 Notice Letter to Baleine, Registrant, and certain other parties regarding foreclosure under the Pledge Agreement, dated July 3, 2000. (Incorporated by reference to Exhibit 2 to the Schedule 13D filed by Credit Suisse First Boston (Hong
                  Kong) Ltd. with the Commission on August 11, 2000.)
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                                   SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     ICON SYSTEMS, INC.
                                     (Registrant)


Date: March 27, 2001                 By: /s/ Andy Parise
                                         ---------------
                                         Andy Parise
                                         Secretary, Treasurer and
                                         Chief Financial Officer